EXHIBIT 27(d)(3)


                                 FORM OF RIDER

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                         ACCIDENTAL DEATH BENEFIT RIDER

This rider is part of the policy to which it is attached. Except as stated in this rider, it is subject to all of the provisions contained in the policy.

POLICY NUMBER:                      [3000000]

INSURED:                            [John Doe]

ISSUE AGE AND SEX:                  [35 - Male]

RISK CLASSIFICATION:                [Nonsmoker]

RIDER DATE:                         [June 1, 2002]

RIDER EXPIRY DATE:                  [June 1, 2042]

RIDER INSURANCE AMOUNT:             [$100,000]

MONTHLY RIDER CHARGE:               [$7.42]


                                     GENERAL

RIDER BENEFIT DESCRIPTION
Subject to the terms stated in this rider, We will add the Rider Insurance Amount shown above to the death proceeds payable under the Basic Policy if We receive satisfactory proof that:

1. the Insured's death resulted, directly and independently of all other causes, from an accidental bodily injury;

2.   such injury was effected solely through external and violent causes;

3. such injury was evidenced by a visible contusion or wound on the exterior of the body, except for drowning or internal injury revealed by autopsy; and

4.   the death occurred:

     a. after the date this rider took effect;

     b. before this rider terminates;

     c. while the Basic Policy is in force;

     d. no later than 90 days after the date of injury.


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COVERAGE UNDER THIS RIDER
Coverage under this rider will begin in effect on the Rider Date provided:

1. for a Rider Date that occurs during the first Policy Year, the Policy Value on the Rider Date at least equals the full monthly deduction for the policy, including the rider charge;

2. for a Rider Date that occurs during the second Policy Year and any succeeding Policy Years, the policy Cash Surrender Value on the Rider Date at least equals the full monthly deduction for the policy, including the rider charge.

EXCLUSIONS
The rider benefit will not be payable if the Insured's death resulted directly or indirectly from, or was contributed to by, any one or more of the factors listed below:

1.   physical or mental infirmity or disease.

2.   medical or surgical treatment.

3.   suicide while sane or insane.

4.   bodily injury received as the result of declared or undeclared war.

5. bodily injury received as the result of international police action with force of arms by:

     a. any country;

     b. the United Nations; or

     c. any other assembly of nations.

6.   travel, flight, or descent from or with any kind of aircraft:

     a. used for testing, experimental, military or naval purposes;

     b. used for the purpose of the Insured's descent from such aircraft while in flight, including descent by parachute; or

     c. used for any purpose if the Insured was acting as or training to become a pilot, co-pilot, crew member, or mechanic, or was acting in any capacity other than solely as a passenger.

        A hang glider is an aircraft for the purpose of this rider.

7.   the commission by the Insured or attempt to commit an assault or crime.

8. bacterial infection unless the infection occurs simultaneously with and through an accidental cut or wound.

9. The administration, inhalation, or taking of any drug, poison, gas or fumes, whether voluntary or otherwise, unless administered on and in accordance with the advice of the Insured's physician.

RIGHT TO REQUIRE AUTOPSY
We have the right and must be given the opportunity to examine the body and make an autopsy, unless it is forbidden by law.


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THE PAYEE
Any benefit that becomes payable under this rider will be paid to the same payee and in the same manner as provided in the Basic Policy for the death proceeds.

MONTHLY RIDER CHARGES
The monthly charge for coverage under this rider is included in and part of the monthly deduction for the policy. It is deducted on each Monthly Calculation Day until coverage under this rider terminates.

TERMINATION OF COVERAGE UNDER THIS RIDER
Coverage under this rider will terminate on the earliest of:

1.   termination of the Basic Policy;

2.   the Rider Expiry Date;

3. the first Monthly Calculation Day following Our receipt at Our Main Administrative Office from You of a Written Request to cancel this rider.




                         PHL Variable Insurance Company

                         /s/ Robert W. Fiondella

              Chairperson of the Board and Chief Executive Officer



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